USA MUTUALS

AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICING (RULE 12b-1) PLAN

The following Distribution and Shareholder Servicing Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by USA Mutuals (the “Trust”), a Delaware statutory trust, on behalf of its series, the USA Mutuals Generation Wave Growth Fund, the USA Mutuals Barrier Fund, the USA Mutuals Takeover Targets Fund, the USA Mutuals/WaveFront Hedged Emerging Markets Fund, the USA Mutuals Beating Beta Fund, and the USA Mutuals Dynamic Market Opportunity Fund (each, a “Fund,” and collectively, the “Funds”), and the Investor Class shares, Class A shares and Class C shares of the Funds, with the exception that the Plan is not applicable to the Investor Class shares of the USA Mutuals Generation Wave Growth Fund.  The Plan has been approved by a majority of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Related Agreement (as defined below) (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of each Fund and its shareholders.  Such approval by the Board of Trustees included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

The provisions of the Plan are as follows:

1.           PAYMENTS BY THE FUNDS TO PROMOTE THE SALE OF FUND SHARES

The Trust, on behalf of a Fund, will pay Quasar Distributors, LLC (the “Distributor”), as a principal underwriter of the Funds’ shares, a distribution fee of 0.25% of the average daily net assets of the USA Mutuals Barrier Fund, the USA Mutuals Takeover Targets Fund,  the USA Mutuals/WaveFront Hedged Emerging Markets Fund, the USA Mutuals Beating Beta Fund, and the USA Mutuals Dynamic Market Opportunity Fund  in connection with the promotion and distribution of Investor Class shares of or for providing shareholder services to the USA Mutuals Barrier Fund, the USA Mutuals Takeover Targets Fund, the USA Mutuals/WaveFront Hedged Emerging Markets Fund, the USA Mutuals Beating Beta Fund, and the USA Mutuals Dynamic Market Opportunity Fund, a distribution fee of up to 0.50% of the average daily net assets of each Fund in connection with the promotion and distribution of Class A shares of the Funds or for providing shareholder services, and a distribution fee of 1.00% of the average daily net assets of each Fund in connection with the promotion and distribution of Class C shares of the Funds, and the provision of shareholder services, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature.  The Class C fees represent a 0.75% 12b-1 distribution fee and a 0.25% shareholder servicing fee.  The Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (the “Recipient”) who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement (a “Rule 12b-1 Related Agreement”), a form of which is attached hereto as Appendix A.  To the extent not so paid by the Distributor such amounts may be retained by the Distributor.  Payment of these fees shall be made monthly promptly following the close of the month.

2.	RULE 12b-1 RELATED AGREEMENTS

(a) No Rule 12b-1 Related Agreement shall be entered into with respect to a Fund and no payments shall be made pursuant to any Rule 12b-1 Related Agreement, unless such Rule 12b-1 Related Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Trust’s Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement.  The form of Rule 12b-1 Related Agreement relating to the Funds attached hereto as Appendix A has been approved by the Trust’s Board of Trustees as specified above.

(b) Any Rule 12b-1 Related Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

(c) No Rule 12b-1 Related Agreement may be entered into unless it provides (i) that it may be terminated with respect to a Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of such Fund, or by vote of a majority of the Disinterested Trustees, on not more than 60 days’ written notice to the other party to the Rule 12b-1 Related Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

(d) Any Rule 12b-1 Related Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement.

3.	QUARTERLY REPORTS

The Distributor shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan.  This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4.           EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective with respect to a Fund or a class of shares of a Fund immediately upon approval by the vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan.  The Plan shall continue in effect with respect to each Fund for a period of one year from its effective date unless terminated pursuant to its terms.  Thereafter, the Plan shall continue with respect to each Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.  The Plan, or any Rule 12b-1 Related Agreement, may be terminated with respect to a Fund at any time, without penalty, on not more than sixty (60) days’ written notice by a majority vote of the outstanding voting securities of such Fund, or by vote of a majority of the Disinterested Trustees.

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5.           SELECTION OF DISINTERESTED TRUSTEES

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.

6.           AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment.  In addition, the Plan may not be amended to increase materially the amount to be expended by a Fund hereunder without the approval by a majority vote of the outstanding voting securities of such Fund affected thereby.

7.           RECORDKEEPING

The Trust shall preserve copies of the Plan, any Rule 12b-1 Related Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Related Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Amended and Restated: December 11, 2015

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Appendix A

Rule 12b-1 Related Agreement

Quasar Distributors, LLC
615 East Michigan Street
Milwaukee, WI 53202

[Date]

[Recipient’s Name and Address]

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to the Amended and Restated Distribution and Shareholder Servicing (Rule 12b-1) Plan (the “Plan”), adopted by USA Mutuals (the “Trust”), on behalf of the [Name of Fund] and/or classes of the Fund (the “Fund”), a series of the Trust, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”).  The Plan and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Board of Trustees of the Trust, including a majority of the Board of Trustees who are not “interested persons” of the Trust, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting thereon.  Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund’s shareholders.

1.         To the extent you provide distribution and marketing services in the promotion of the Fund’s shares and/or services to the Fund’s shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A.  We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, the USA Patriot Act of 2001 (and all rules and regulations thereunder) and any applicable rules of the Financial Industry Regulatory Authority, Inc. (FINRA).

2.         You shall furnish us with such information as shall reasonably be requested either by the Trustees of the Fund or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement.

3.         We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4.         This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of the outstanding voting securities of a Fund, or (b) a majority of the Disinterested Trustees, on 60 days’ written notice, without payment of any penalty.  In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Trust and us and shall terminate immediately in the event of its assignment.  This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5.         This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting thereon.  All communications to us should be sent to the above address.  Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

Quasar Distributors, LLC,

Distributor for USA Mutuals

By:
(Name and Title)

Accepted:

(Dealer or Service Provider Name)

(Street Address)

(City)(State)(ZIP)

(Telephone No.)

(Facsimile No.)

By:
(Name and Title)

Schedule A
to the
Rule 12b-1 Related Agreement

For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you a fee calculated as follows:

Fee of 0.25% of the average daily net assets of Investor Class shares of the Fund (applicable only to the USA Mutuals Barrier Fund, the USA Mutuals Takeover Targets Fund, the USA Mutuals/WaveFront Hedged Emerging Markets Fund, the USA Mutuals Beating Beta Fund, and the USA Mutuals Dynamic Market Opportunity Fund), a fee of up to 0.50% of the average daily net assets of Class A shares of the Fund (the specific fee for Class A shares approved by the Trust’s Board of Trustees will be disclosed in the Fund’s prospectus) and a fee of 1.00% of the average daily net assets of Class C shares of the Fund (each computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Trust or its agent, designate your firm as the customer’s dealer or service provider of record.

We shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund’s current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.